Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2023 First Quarter Financial Results
•Sales for the quarter were $156.5 million, up 35% over prior year
•Bookings totaled $157.8 million and achieved record backlog of $578.5 million
•Aerospace segment sales increased 34% to $135.6 million; bookings were $150.1 million
•Net loss for the quarter was $4.4 million and adjusted EBITDA was $6.1 million
•Expect second quarter revenue to be $165 million to $175 million; maintaining guidance of $640 million to $680 million for 2023, a 23% increase over 2022 at mid-point of range
EAST AURORA, NY, May 9, 2023 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three months ended April 1, 2023.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “We had a solid start to the year as continued strong customer demand and an improving supply chain helped us exceed the upper end of our revenue expectations for the quarter. Our leading position in passenger power and inflight connectivity for commercial aerospace combined with the robust recovery in that market has driven demand for our products. The trends give us confidence in the revenue ramp we are planning for the rest of 2023.”
Mr. Gundermann continued, “We expect revenue to increase significantly in the second quarter to $165 million to $175 million and are maintaining full year guidance of $640 million to $680 million. We have also restructured our Test segment to take out approximately $4 million to $5 million in costs and improve operating results. We expect this effort, together with the cooperation of our supply chain and strong customer demand, will improve financial results as we advance through the year.”

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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

First Quarter Results

	Three Months Ended
($ in thousands)	April 1, 2023	April 2, 2022	% Change

Sales	$156,538	$116,176	34.7%
Loss from Operations	$(2,370)	$(4,167)	43.1%
Operating Margin %	(1.5)%	(3.6)%
Net Gain on Sale of Business	$(3,427)	$(11,284)
Net Loss	$(4,415)	$(3,101)	(42.4)%
Net Loss %	(2.8)%	(2.7)%

*Adjusted EBITDA	$6,078	$949	540.5%
*Adjusted EBITDA Margin %	3.9%	0.8%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net loss.
First Quarter 2023 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up $40.4 million, or 34.7%, from the first quarter of 2022. Aerospace sales increased $34.2 million, or 33.7%, driven by higher sales to the commercial transport market. Test Systems sales increased $6.2 million, due primarily to the reversal of a $5.8 million deferred revenue liability assumed with an acquisition and associated with a customer program which is no longer expected to occur.
Consolidated operating loss was $2.4 million, an improvement over the operating loss of $4.2 million in the prior-year period. The current period operating loss benefited from higher volume and the $5.8 million liability reversal, which was offset by higher material and labor costs and an increase of $3.2 million in litigation-related legal expenses. The prior period operating loss benefited from an Aviation Manufacturing Jobs Protections (“AMJP”) Program grant which provided a $6.0 million offset to cost of products sold.
The Company recognized in the quarter a final earnout of $3.4 million for the 2019 sale of its semiconductor test business, compared with $11.3 million recognized in the prior-year period. Other income in the 2023 first quarter included $1.8 million associated with the reversal of a liability related to an equity investment.
Interest expense was $5.5 million in the current period, compared with $1.6 million in the prior-year period, primarily driven by higher interest rates on the Company’s new credit facilities. Interest expense includes approximately $0.6 million of non-cash amortization of capitalized financing-related fees.
Income tax expense was $1.3 million in the current period, primarily due to a valuation allowance applied against the deferred tax asset associated with research and development costs that are required to be capitalized for tax purposes.
Consolidated net loss was $4.4 million, or $0.14 per diluted share, compared with net loss of $3.1 million, or $0.10 per diluted share, in the prior year.
Consolidated adjusted EBITDA was $6.1 million, or 3.9% of consolidated sales, compared with $0.9 million, or 0.8% of consolidated sales, in the prior-year period.
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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

Bookings were $157.8 million in the quarter resulting in a book-to-bill ratio of 1.05:1, excluding the impact of the $5.8 million adjustment to sales referred to previously. Backlog was a record $578.5 million. Approximately $498.7 million of backlog is expected to ship over the next twelve months.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace First Quarter 2023 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased $34.2 million, or 33.7%, to $135.6 million driven by a 47.0%, or $30.1 million, increase in commercial transport sales. Sales to this market were $94.2 million, or 60.2% of consolidated sales in the quarter, compared with $64.1 million, or 55.1% of consolidated sales in the first quarter of 2022. Improving global airline travel driving higher fleet utilization and increased production rates resulted in increased demand.
General Aviation sales increased $3.6 million, or 22.6%, to $19.4 million.
Aerospace segment operating profit improved to $4.1 million compared with operating profit of $3.1 million in the same period last year, which included an AMJP grant offset to cost of sales of $6.0 million. Absent the impact of the AMJP grant on last year’s first quarter, aerospace operating profit improved $7.0 million on a sales increase of $34.2 million. The improvement in operating profit was driven by higher volume primarily in the commercial transport market, partially offset by the effects of material and labor inflation.
Aerospace bookings were $150.1 million for a book-to-bill ratio of 1.11:1. Backlog for the Aerospace segment was a record $492.2 million at quarter end.
Mr. Gundermann commented, “Our Aerospace business continues to accelerate, in step with the air travel recovery that is underway worldwide. Our business is trending back to pre-pandemic levels and will benefit further from a number of high-profile programs that we have won during the downturn, including our involvement on the U.S. Army’s Future Long-Range Assault Aircraft (FLRAA) program which we expect to begin in the next several weeks. Margin performance will continue to improve as supply chain spot buys decline and volume increases.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems First Quarter 2023 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $20.9 million, up $6.2 million compared with the prior-year period primarily as a result of a reversal of $5.8 million deferred revenue liability recorded with a previous acquisition. Absent that item, Test Systems sales increased $0.4 million.
Test Systems segment operating loss was $0.6 million compared with operating loss of $1.8 million in the first quarter of 2022. Absent the non-operating sales adjustment resulting from the reversal of the deferred revenue liability, Test Systems operating loss for the current period was $6.4 million, and was negatively affected by mix, under absorption of fixed costs due to volume and $2.6 million in increased litigation-related legal expenses.
Shortly after the quarter ended the Test Systems segment implemented restructuring initiatives to align the workforce and management structure with near-term revenue expectations and operational needs. These initiatives are expected to provide savings of $4 million to $5 million annually, beginning with the third quarter.
Bookings for the Test Systems segment in the quarter were $7.7 million, for a book-to-bill ratio of 0.51:1 for the quarter, excluding the impact of the $5.8 million adjustment to sales referred to
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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

previously. Backlog was $86.3 million at the end of the first quarter of 2023 compared with backlog of $81.1 million at the end of the first quarter of 2022.
In April 2023, Astronics announced that the Test business had been awarded a contract award to produce portable radio test equipment for the U.S. Marine Corps’ Handheld Radio Test Sets program (“HHRTS”). This program is expected to generate revenue of approximately $40 million over a five-year period. An initial task order for approximately $10 million is expected in the coming weeks.
Mr. Gundermann commented, “Our Test business is going through a transition period. We have been quite successful winning new business, including radio test programs for both the U.S. Army and U.S. Marine Corps, which promise to be major contributors to our results in the near future. However, these programs have developed more slowly than expected, so we found it necessary to restructure and right size the business for the interim period. We expect the restructuring to improve profitability for the segment at current run rates until the new programs gain traction.”
Liquidity and Financing
Cash on hand at the end of the quarter was $5.7 million. Capital expenditures in the quarter were $1.6 million. Net debt was $172.4 million, compared with $150.2 million at the end of 2022.
Cash used in operations was $19.2 million in the quarter, primarily due to increased levels of working capital to support higher projected sales volume. Astronics expects to be cash flow positive for the remainder of 2023.
2023 Outlook
Revenue for the second quarter of 2023 is expected to be $165 million to $175 million and for the full year to be in the range of $640 million to $680 million. Planned capital expenditures for 2023 are expected to be in the range of $14 million to $17 million.
First Quarter 2023 Webcast and Conference Call
The Company will host a teleconference today at 4:45 p.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (412) 317-6060. The listen-only audio webcast can be monitored at investors.astronics.com. To listen to the archived call, dial
(412) 317-6671 and enter replay pin number 10177171. The telephonic replay will be available from 7:45 p.m. on the day of the call through Tuesday, May 16, 2023. A transcript of the call will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to achieving any revenue or profitability expectations, the rate of recovery of the commercial aerospace widebody/long haul markets, the improvement in the supply chain and reduction of spot buys, the timing of pricing and impact of inflation on margins, the effectiveness on profitability of cost reduction efforts, the timing of receipt of task orders or future orders, and the expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the continued global impact of COVID-19 and related governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, the effectiveness of the Company’s supply chain, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended
	4/1/2023	4/2/2022
Sales[1]	$156,538	$116,176
Cost of products sold[2]	129,028	96,243
Gross profit	27,510	19,933
Gross margin	17.6%	17.2%

Selling, general and administrative	29,880	24,100
SG&A % of sales	19.1%	20.7%
Loss from operations	(2,370)	(4,167)
Operating margin	(1.5)%	(3.6)%

Net gain on sale of business[3]	(3,427)	(11,284)
Other (income) expense[4]	(1,288)	462
Interest expense, net	5,470	1,631
(Loss) income before tax	(3,125)	5,024
Income tax expense	1,290	8,125
Net loss	$(4,415)	$(3,101)
Net loss % of sales	(2.8)%	(2.7)%

*Basic loss per share:	$(0.14)	$(0.10)
*Diluted loss per share:	$(0.14)	$(0.10)

*Weighted average diluted shares outstanding (in thousands)	32,505	31,933

Capital expenditures	$1,573	$1,160
Depreciation and amortization	$6,662	$7,088

1 In the quarter ended April 1, 2023, $5.8 million was recognized in sales related to the reversal of a deferred revenue liability recorded with a previous acquisition within our Test Systems Segment.
2 In the quarter ended April 2, 2022, $6.0 million of the Aviation Manufacturing Jobs Protection Program grant was recognized as an offset to cost of products sold.
3 Net gain on sale of business for the quarters ended April 1, 2023 and April 2, 2022 is comprised of the additional gain on the sale of the Company’s former semiconductor test business resulting from the contingent earnout for the 2022 and 2021 calendar year, respectively.
4 Other (income) expense, net for the quarter ended April 1, 2023 includes income of $1.8 million associated with the reversal of a liability related to an equity investment, as we will no longer be required to make the associated payment.
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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended
	4/1/2023	4/2/2022
Sales
Aerospace	$135,715	$101,394
Less inter-segment	(118)	—
Total Aerospace	135,597	101,394

Test Systems[1]	20,941	14,798
Less inter-segment	—	(16)
Total Test Systems	20,941	14,782

Total consolidated sales	156,538	116,176

Segment operating profit and margins
Aerospace[2]	4,087	3,050
	3.0%	3.0%
Test Systems[1]	(597)	(1,787)
	(2.9)%	(12.1)%
Total segment operating profit	3,490	1,263

Net gain on sale of business	(3,427)	(11,284)
Interest expense	5,470	1,631
Corporate expenses and other[3]	4,572	5,892
(Loss) income before taxes	$(3,125)	$5,024
1 In the quarter ended April 2, 2023, $5.8 million was recognized in sales related to the reversal of a deferred revenue liability recorded with a previous acquisition within our Test Systems Segment, which also benefits operating loss for the period. Absent that benefit, Test Systems operating loss was $6.4 million.
2 In the quarter ended April 2, 2022, $6.0 million of the Aviation Manufacturing Jobs Protection Program grant was recognized as an offset to the cost of products sold in the Aerospace segment.
3 Corporate expenses and other for the quarter ended April 1, 2023 includes income of $1.8 million associated with the reversal of a liability related to an equity investment, as we will no longer be required to make the associated payment.

Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, litigation-related expenses, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended
	4/1/2023	4/2/2022
Net loss	$(4,415)	$(3,101)
Add back (deduct):
Interest expense	5,470	1,631
Income tax expense	1,290	8,125
Depreciation and amortization expense	6,662	7,088
Equity-based compensation expense	2,399	2,101
Restructuring-related charges including severance	—	84
Non-cash accrued 401K contribution	1,208	1,011
Litigation-related legal expenses	4,515	1,302
Equity investment accrued payable write-off	(1,800)	—
AMJP grant benefit	—	(6,008)
Net gain on sale of business	(3,427)	(11,284)
Deferred liability recovery	(5,824)	—
Adjusted EBITDA	$6,078	$949

Sales	$156,538	$116,176
Adjusted EBITDA margin on sales	3.9%	0.8%
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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	4/1/2023	12/31/2022
ASSETS
Cash and cash equivalents	$4,220	$13,778
Restricted cash	1,497	—
Accounts receivable and uncompleted contracts	152,365	147,790
Inventories	199,944	187,983
Other current assets	16,150	15,743
Property, plant and equipment, net	88,623	90,658
Other long-term assets	19,743	21,633
Intangible assets, net	75,697	79,277
Goodwill	58,169	58,169
Total assets	$616,408	$615,031

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$6,750	$4,500
Accounts payable and accrued expenses	112,639	114,545
Customer advances and deferred revenue	27,432	32,567
Long-term debt	165,603	159,500
Other liabilities	65,060	63,999
Shareholders' equity	238,924	239,920
Total liabilities and shareholders' equity	$616,408	$615,031

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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA

	Three Months Ended
(Unaudited, $ in thousands)	4/1/2023	4/2/2022
Cash flows from operating activities:
Net loss	$(4,415)	$(3,101)
Adjustments to reconcile net loss to cash from operating activities:
Non-cash items:
Depreciation and amortization	6,662	7,088
Amortization of deferred financing fees	616	—
Provisions for non-cash losses on inventory and receivables	627	175
Equity-based compensation expense	2,399	2,101
Net gain on sale of business	(3,427)	(11,284)
Operating lease non-cash expense	1,186	1,424
Non-cash 401K contribution accrual	1,208	1,011
Non-cash deferred liability reversal	(5,824)	—
Other	(525)	513
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(4,170)	(10,024)
Inventories	(13,860)	(9,015)
Prepaid expenses and other current assets	16	(363)
Accounts payable	(3,488)	8,625
Accrued expenses	2,909	(1,380)
Income taxes payable/receivable	1,262	16,492
Operating lease liabilities	(1,447)	(1,724)
Customer advance payments and deferred revenue	1,190	(113)
Supplemental retirement plan and other liabilities	(100)	(109)
Cash flows from operating activities	(19,181)	316
Cash flows from investing activities:
Proceeds on sale of business	3,437	21,961
Capital expenditures	(1,573)	(1,160)
Cash flows from investing activities	1,864	20,801
Cash flows from financing activities:
Proceeds from long-term debt	126,122	17,925
Principal payments on long-term debt	(111,986)	(43,925)
Stock award and employee stock purchase plan activity	(602)	108
Finance lease principal payments	(11)	(23)
Financing-related costs	(4,347)	(771)
Cash flows from financing activities	9,176	(26,686)
Effect of exchange rates on cash	80	(173)
Decrease in cash and cash equivalents and restricted cash	(8,061)	(5,742)
Cash and cash equivalents and restricted cash at beginning of period	13,778	29,757
Cash and cash equivalents and restricted cash at end of period	$5,717	$24,015
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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			2023 YTD
	4/1/2023	4/2/2022	% Change	% of Sales
Aerospace Segment
Commercial Transport	$94,213	$64,089	47.0%	60.2%
Military Aircraft	14,064	14,976	(6.1)%	9.0%
General Aviation	19,448	15,867	22.6%	12.4%
Other	7,872	6,462	21.8%	5.0%
Aerospace Total	135,597	101,394	33.7%	86.6%

Test Systems Segment[1]
Government & Defense	20,941	14,782	41.7%	13.4%

Total Sales	$156,538	$116,176	34.7%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			2023 YTD
	4/1/2023	4/2/2022	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$53,454	$44,467	20.2%	34.1%
Lighting & Safety	36,553	29,211	25.1%	23.4%
Avionics	29,741	18,875	57.6%	19.0%
Systems Certification	5,677	1,002	466.6%	3.6%
Structures	2,300	1,377	67.0%	1.5%
Other	7,872	6,462	21.8%	5.0%
Aerospace Total	135,597	101,394	33.7%	86.6%

Test Systems Segment[1]	20,941	14,782	41.7%	13.4%

Total Sales	$156,538	$116,176	34.7%

1 Test Systems sales in the first quarter of 2023 included a $5.8 million reversal of a deferred revenue liability recorded with a previous acquisition.
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Astronics Corporation Reports 2023 First Quarter Financial Results
May 9, 2023

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)
	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Trailing Twelve Months
	7/2/2022	10/1/2022	12/31/2022	4/1/2023	4/1/2023
Sales
Aerospace	$109,290	$112,177	$138,335	$135,597	$495,399
Test Systems[1]	19,837	19,261	19,818	20,941	79,857
Total Sales[1]	$129,127	$131,438	$158,153	$156,538	$575,256

Bookings
Aerospace	$126,012	$165,719	$151,688	$150,096	$593,515
Test Systems	22,377	18,433	30,707	7,740	79,257
Total Bookings	$148,389	$184,152	$182,395	$157,836	$672,772

Backlog
Aerospace	$410,765	$464,307	$477,660	$492,159
Test Systems	83,635	82,807	93,696	86,319
Total Backlog	$494,400	$547,114	$571,356	$578,478	N/A

Book:Bill Ratio
Aerospace	1.15	1.48	1.10	1.11	1.20
Test Systems[1]	1.13	0.96	1.55	0.51	1.07
Total Book:Bill[1]	1.15	1.40	1.15	1.05	1.18

SEGMENT SALES AND BOOKINGS
$200,000,000
$180,000,000
$160,000,000
$140,000,000
$120,000,000
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$-
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Aerospace Bookings
Test Bookings
Aerospace Sales
Test Sales

1 In the first quarter of 2023, Test Systems and Total sales includes the $5.8 million reversal of a deferred revenue liability. The book:bill ratios have been calculated excluding the impact of that transaction.
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